EXHIBIT 10.1

SERVICES AGREEMENT

This Services Agreement (this “Agreement”) is made as of April 1, 2007 by and between SMI Products, Inc., a Delaware corporation (the “Company”) and Fountainhead Capital Partners Limited, an entity registered in Jersey (“FHCP”) (each a “Party” and collectively referred to hereafter as the “Parties”).

WITNESSETH:

WHEREAS, the Company is a shell corporation with limited resources to pursue its business plan and maintain its status as a publicly-reporting company.

WHEREAS, FHCP has substantial experience in corporate governance and management and has substantial expertise and contacts which are of value to the Company in the identification of prospective business opportunities for the Company and sources of financing;

WHEREAS, the business plan of the Company is the identification of a suitable target for a potential merger or acquisition transaction commonly known as a “reverse merger” or “alternative public offering” transaction;

WHEREAS, to facilitate pursuing the Company’s operation and pursuit of the goals stated in its business plan, the Company desires to engage FHCP to provide the services specified in this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree in good faith as follows:

1.    Services. The services which FHCP shall provide under this Agreement, shall include the following:

(a) FHCP will familiarize itself to the extent it deems appropriate with the business, operations, financial condition and prospects of the Company;

(b) At the request of the Company’s management, FHCP will provide strategic advisory services relative to the achievement of the Company’s business plan;

(c) FHCP will undertake to identify potential merger and acquisition targets for the Company and assist in the analysis of proposed transactions;

(d) FHCP will assist the Company in identifying potential investment bankers, placement agents and broker-dealers who are qualified to act on behalf of the Company to achieve its strategic goals.

(e) FHCP will assist in the identification of potential investors which might have an interest in evaluating participation in financing transactions with the Company;

(f) FHCP will assist the Company in the negotiation of merger, acquisition and corporate finance transactions;

(g) At the request of the Company’s management, FHCP will provide advisory services related to corporate governance and matters related to the maintenance of the Company’s status as a publicly-reporting company; and

(h) At the request of the Company’s management, FHCP will assist the Company in satisfying various corporate compliance matters.

FHCP is not a licensed broker-dealer. Under no circumstances will FHCP engage in any activities which would require licensure as a broker-dealer or otherwise.

2.    Term and Termination. The term of this engagement shall be for a period of twelve (12) months commencing with the date of this Agreement and may be extended upon the mutual written agreement of the Parties.

3.    Consideration. In consideration for FHCP providing the services set forth in Section 1 above, the Company will pay to FHCP a quarterly fee of $10,000.00, payable in cash or, at the option of FHCP, in kind, on the first day of each calendar quarter commencing April 1, 2007.

4.    Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next business day delivery via a reputable overnight courier service, in each case to the intended recipient as set forth below:

If to the Company: SMI Products, Inc. 122 Ocean Park Boulevard Suite 307 Santa Monica, California 90405 Attention: Geoffrey Alison	Copy to: Law Offices of Robert Diener 122 Ocean Park Boulevard Suite 307 Santa Monica, California 90405 Attention: Robert Diener
If to the FHCP: Fountainhead Capital Partners Limited Portman House Hue Street, St. Helier Jersey JE4 5RP Attention: Richard Breeze

Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

5.    Miscellaneous.

(a) Entire Agreement. This Agreement constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof.

(b) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other party.

(c) Counterparts and Facsimile Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.

(d) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(e) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of New York. The Parties hereby consent to the exclusive jurisdiction of the courts of the State of New York located in Brooklyn County and the United States District Court for the Southern District of New York for all disputes arising under this Agreement.

(f) Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time during the term of this Agreement prior to the termination of this Agreement. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the party giving such waiver. No waiver by any party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(g) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

(h) Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any party. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

(i) Remedies. FHCP shall be entitled to enforce its rights under this Agreement specifically to recover damages by reason of any breach of any provision or term of this Agreement and to exercise all other rights existing in its favor. In the event of any dispute under this Agreement, the prevailing party shall be entitled to recover its costs incurred in connection with the resolution thereof, including reasonable attorneys fees.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as an instrument under seal as of the date first written above.

SMI Products, Inc.

By: /s/ Geoffrey Alison
Name: Geoffrey Alison
Title: President

Fountainhead Capital Partners Limited

By: /s/ Gisele Le Miere
Name: Gisele Le Miere
Title: Director

By: /s/ Carole Dodge
Name:  Carole Dodge
Title: Director